Exhibit 99.3


                            [LETTERHEAD OF KPMG LLP]


                         INDEPENDENT ACCOUNTANTS' REPORT


Travelers Bank Credit Card Master Trust I
c/o The Bank of New York, as Trustee

Citibank USA, as servicer

We have examined management's assertion, included in the accompanying Management Report on Citibank USA's (the Bank) Compliance, as Servicer, with the Servicing Requirements of the Pooling and Servicing Agreement, that the Bank complied with the servicing requirements in Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, and 3.09, Article IV, Sections 4.02 through 4.06, and Section 8.08 of the Pooling and Servicing Agreement for the Travelers Bank Credit Card Master Trust I, dated as of March 1, 1998 (the Agreement) for the year ended December 31, 1999. Management is responsible for the Bank's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based upon our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with those requirements.

In our opinion, management's assertion that the Bank was materially in compliance with the aforementioned sections of the Agreement for the year ended December 31, 1999 is fairly stated in all material respects.


/s/ KPMG LLP

March 24, 2000

                          [LETTERHEAD OF CITIBANK USA]



      MANAGEMENT REPORT ON CITIBANK USA'S COMPLIANCE, AS SERVICER, WITH THE
          SERVICING REQUIREMENTS OF THE POOLING AND SERVICING AGREEMENT


Management of Citibank USA (the "Bank"), as servicer, is responsible for compliance with the servicing requirements in Article III, Sections 3.01, 3.02, 3.04, 3.05, 3.06, and 3.09, Article IV, Sections 4.02 through 4.06, and Section
8.08 of the Pooling and Servicing agreement for the Travelers Bank Credit Card Master Trust I, dated as of March 1, 1998 (the "Agreement").

Management has performed an evaluation of the Bank's compliance with the aforementioned sections of the Agreement for the period January 1, 1999 to December 31, 1999. Based upon the evaluation, management believes that for the period January 1, 1999 to December 31, 1999, the Bank as servicer, was materially in compliance with the aforementioned sections of the Agreement.



/s/ Charles W. Haug
-------------------------------
    Charles W. Haug
    Senior Vice President & CFO


March 24, 2000